UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT

TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

The Bahnsen Group Alternative Core Solutions Fund

Address of Principal Business Office:

Five Tower Bridge

300 Barr Harbor Drive, Suite 260

West Conshohocken, PA 19428

Telephone Number:

1-833-471-1650

Name and Address of Agent for Service of Process:

PPB Advisors, LLC

c/o The Bahnsen Group Alternative Core Solutions Fund

Five Tower Bridge

300 Barr Harbor Drive, Suite 260

West Conshohocken, PA 19428

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒   NO ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Conshohocken and state of Pennsylvania on the [  ], 2026.

The Bahnsen Group Alternative Core Solutions Fund

By:	/s/ Michael Weckwerth
President

Attest:	/s/ William Krug
Treasurer